UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

Caribou Coffee Company, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

142042 20 9

(CUSIP Number)

August 23, 2011

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 142042 20 9		Page 2 of 10 Pages

1	NAMES OF REPORTING PERSONS Caribou Holding Company Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands, B.W.I.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON OO

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CUSIP No. 142042 20 9		Page 3 of 10 Pages

1	NAMES OF REPORTING PERSONS Arcapita Investment Management Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands, B.W.I.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON OO

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CUSIP No. 142042 20 9		Page 4 of 10 Pages

1	NAMES OF REPORTING PERSONS Arcapita Bank B.S.C.(c)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Manama, Bahrain
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON BK

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CUSIP No. 142042 20 9		Page 5 of 10 Pages

Item 1	(a).	Name of Issuer:

Caribou Coffee Company, Inc.

Item 1	(b).	Address of Issuer’s Principal Executive Offices:

3900 Lakebreeze Avenue, North Brooklyn Center, MN 55429

Item 2	(a).	Name of Person Filing:

Caribou Holding Company Limited Arcapita Investment Management Limited Arcapita Bank B.S.C.(c)

Item 2	(b).	Address of Principal Business Office or, if None, Residence:

Caribou Holding Company Limited c/o Paget Brown & Company Ltd. West Wind Building P.O. Box 1111 Grand Cayman Cayman Islands, B.W.I.

Arcapita Investment Management Limited c/o Paget Brown & Company Ltd. West Wind Building P.O. Box 1111 Grand Cayman Cayman Islands, B.W.I.

Arcapita Bank B.S.C.(c) P.O. Box 1406 Manama, Bahrain

Item 2	(c).	Citizenship:

Caribou Holding Company Limited Cayman Islands, B.W.I.

Arcapita Investment Management Limited Cayman Islands, B.W.I.

Arcapita Bank B.S.C.(c) Manama, Bahrain

Item 2	(d).	Title of Class of Securities:

Common Stock

Item 2	(e).	CUSIP Number:

142042 20 9

Item 3.	If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

	(a)	☐ Broker or dealer registered under Section 15 of the Act;

	(b)	☐ Bank as defined in Section 3(a)(6) of the Act;

	(c)	☐ Insurance company as defined in Section 3(a)(19) of the Act;

	(d)	☐ Investment company registered under Section 8 of the Investment Company Act of 1940;

	(e)	☐ An investment adviser in accordance with Rule 13(d)-1(b)(1)(ii)(E);

	(f)	☐ An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

	(g)	☐ A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G);

	(h)	☐ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

	(i)	☐ A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

	(j)	☐ A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J);

	(k)	☐ Group, in accordance with Rule 13d-1(b)(1)(ii)(K).

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CUSIP No. 142042 20 9		Page 6 of 10 Pages

Item 4.	Ownership.

(a)	0 shares of common stock are beneficially owned.

(b)	Percent of class: 0.0%

(c)	Number of shares as to which such person has:

	(i) Sole Power to Vote or to Direct the Vote	(ii) Shared Power to Vote or to Direct the Vote	(iii) Sole Power to Dispose or to Direct the Disposition of	(iv) Shared Power to Dispose or to Direct the Disposition of

Caribou Holding Company Limited	0	0	0	0

Arcapita Investment Management Limited	0	0	0	0

Arcapita Bank B.S.C.(c)	0	0	0	0

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following  ☒

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

N/A

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

N/A

Item 8.	Identification and Classification of Members of the Group.

N/A

Item 9.	Notice of Dissolution of Group.

N/A

Item 10.	Certifications.

N/A

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CUSIP No. 142042 20 9		Page 7 of 10 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: September 7, 2011

Caribou Holding Company Limited

/s/ Mohammed Chowdhury
Signature

Mohammed Chowdhury, Director
Name/Title

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CUSIP No. 142042 20 9		Page 8 of 10 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: September 7, 2011

Arcapita Investment Management Limited

/s/ Henry A. Thompson
Signature

Henry A. Thompson, Vice President
Name/Title

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CUSIP No. 142042 20 9		Page 9 of 10 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: September 7, 2011

Arcapita Bank B.S.C.(c)

/s/ Mohammed Chowdhury
Signature

Mohammed Chowdhury, Director
Name/Title

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CUSIP No. 142042 20 9		Page 10 of 10 Pages

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other of the attached statement on Schedule 13G and that such statement is made on behalf of each of them.

Dated: September 7, 2011

Caribou Holding Company Limited

/s/ Mohammed Chowdhury
Signature

Mohammed Chowdhury, Director
Name/Title

Arcapita Investment Management Limited

/s/ Henry A. Thompson
Signature

Henry A. Thompson, Vice President
Name/Title

Arcapita Bank B.S.C.(c)

/s/ Mohammed Chowdhury
Signature

Mohammed Chowdhury, Director
Name/Title